Exhibit 99.1

ADVO's First Quarter Revenue Grows 4% with Ad Volumes Up 10%

    WINDSOR, Conn.--(BUSINESS WIRE)--Jan. 23, 2004--ADVO, Inc. (NYSE:
AD) today reported that revenues for its fiscal first quarter ended December 27, 2003 topped $300 million for the first time, reaching a record $302.4 million, an increase of $11.2 million or 3.8% over the prior year quarter. This was achieved despite the negative impact of the grocery strike in Southern California. Diluted E.P.S. for the quarter were $0.37 up 2.8% over the prior year quarter as reported, and up 11.1% excluding a $0.03 write-off of previously capitalized financing costs as a result of the Company's debt refinancing completed during the quarter.
    The Company estimates that its results for the quarter were negatively affected by grocery strike losses of $4.9 million in revenue and $0.04 in E.P.S. due to declines in both the weight and volumes of advertising circulars distributed. These declines were a result of grocers reducing advertising budgets as short-term cost savings measures. The timing of settlements in the Southern California strike remains uncertain. However, despite the effect of the strike, total advertising piece volumes for the grocery category nationally were up 2.1% for the quarter, reflecting continued strength in the core grocery category.
    The Company's overall advertising piece volumes grew 10.1% versus the prior year quarter, to 7.0 billion, and pieces per package grew 6.1%, as a result of broad-based increases in demand. These volume gains were achieved across geographies and categories. Particularly strong demand in lighter weight products, which have lower price points, and the affect of the grocery strike caused revenue per piece to be down 5.1%. Shared packages distributed were up 3.8%, demonstrating the growing reach and frequency of the Company's in-home network in response to increasing client demand.
    Gary Mulloy, ADVO's Chairman and CEO, stated, "Our results continue to reflect the demand- driven momentum that has been building during the past few quarters. Despite the grocery strike, we are experiencing strong revenue and volume gains across virtually all areas of our business, due to the strength of our offerings and our continuing focus on growth. Although we continue to be cautious about the timing of a more robust economic recovery, as well as the end of the grocery strike, we remain comfortable with our previously issued expectations of full year fiscal 2004 E.P.S. in the range of $1.72-1.80, adjusting for the $1.4 million refinancing charge and our recent 3-for-2 stock split."



Diluted Earnings per Share:  Reconciliation of
GAAP to Non-GAAP Measures
-------------------------
                                               Year Ended
                                            Dec 27,    Dec 28,     %
                                             2003       2002    Change
                                          ---------  ---------  ------
Diluted Earnings per share - As Reported    $0.37     $0.36      2.8%
Write-off of Debt Issue Costs                0.03        --        --
                                          ---------  ---------  ------
Diluted Earnings per share - Pro Forma      $0.40     $0.36      11.1%
                                          =========   ========  ======


    The Company will hold an analyst conference call to discuss its first quarter earnings today at 1:30-2:15 p.m. EST. The call in number is 1-800-478-6251, and the replay number is 888-203-1112 (access code #562773). The replay will be available until midnight February 20, 2004. The call will also be available via webcast through the Investor Relations section of ADVO's website at www.advo.com.

    This report contains certain forward looking statements regarding the Company's results of operations and financial position within the meaning of Sections 21E of the Securities Exchange Act of 1934, as amended. Such forward looking statements are based on current information and expectations and are subject to risks and uncertainties which could cause the Company's actual results to differ materially from those in the forward looking statements. The Company's business is promotional in nature, and ADVO serves its clients on a "just in time" basis. As a result, fluctuations in the amount, timing, pages, weight, and kinds of advertising pieces can vary significantly from week to week, depending on its customers' promotional needs, inventories, and other factors. In any particular quarter these transactional fluctuations are difficult to predict, and can materially affect the Company's revenue and profit results. The Company's business contains additional risks and uncertainties which include, but are not limited to: general changes in customer demand and pricing; the possibility of consolidation in the retail sector; the impact of economic or political conditions on advertising spending and the Company's distribution system; postal and paper prices; possible governmental regulation or legislation affecting aspects of the Company's business; the efficiencies achieved with technology upgrades; the amount of shares the Company repurchases in the future under its buyback program; fluctuations in interest rates related to the outstanding debt; and other general economic factors.

    ADVO, Inc. (NYSE: AD) is the largest targeted in-home print advertising company in the United States, with annual revenues of nearly $1.2 billion. The Company's shared mail advertising programs reach, on average, 67 million US households weekly, and 105 million households monthly. This includes its core ShopWise(TM) branded programs, and the reach of its ADVO National Network Extension (A.N.N.E.) program. Additionally, the Company's SuperCoups(R) advertising solutions provide targeted advertising for local neighborhood businesses. ADVO launched the America's Looking For Its Missing Children(R) program in partnership with the National Center for Missing & Exploited Children and the United States Postal Service in 1985, and ADVO's missing child cards are responsible for safely recovering 131 children. ADVO has 23 mail processing facilities and 34 sales offices nationwide and in Canada. ADVO's corporate headquarters are located at One Targeting Centre, Windsor, Connecticut 06095, and the Company can be visited at its Web site at www.advo.com.




                              ADVO, Inc.
                   Results of Operations (Unaudited)
                    Quarter Ended December 27, 2003
                 (In thousands, except per share data)

                                                  Quarter Ended
                                            --------------------------

                                            December 27,  December 28,
                                               2003          2002
                                            -----------    -----------

Revenues                                    $302,377         $291,178

Cost of sales                                221,358          214,354

Selling, general & administrative             61,261           56,851
                                            ---------        ---------

Operating Income                              19,758           19,973

Interest expense                               1,384            2,898
Write-off of debt issue costs                  1,401               --
Other (income) expense, net                     (548)            (265)
                                            ---------        ---------

Income before income taxes                    17,521           17,340

Provision for income taxes                     6,308            6,416
                                            ---------        ---------

Net Income                                   $11,213          $10,924
                                            =========        =========


Basic earnings per share                       $0.37            $0.37
                                            =========        =========

Diluted earnings per share                     $0.37            $0.36
                                            =========        =========

Weighted average common shares                29,939           29,682
Weighted average diluted shares               30,447           29,947

    CONTACT: ADVO, Inc.
             Chris Hutter, 860-285-6424